EXHIBIT 11


                      STATEMENT REGARDING COMPUTATION
                           OF PER SHARE EARNINGS
                      -------------------------------



                                                    For The Nine Months
                                                       Ended 4/30/96
                                                       -------------
                                            Primary EPS      Fully Diluted
                                            ___________      _____________
1  PROCEEDS UPON EXERCISE OF OPTIONS        $41,286,988        $41,286,988
2  NET PRICE OF SHARES
      CLOSING                                                      $20.500
      AVERAGE                                   $21.357
3  TREASURY SHARES THAT COULD BE
    REPURCHASED                               1,933,183          2,013,999
4  OPTION SHARES OUTSTANDING                  2,079,550          2,079,550
5  COMMON STOCK EQUIVALENTS (EXCESS
    SHARES UNDER OPTION OVER TREASURY
    SHARES THAT COULD BE REPURCHASED)           146,367             65,551
6  AVERAGE NUMBER OF SHARES OUTSTANDING      55,995,435         55,995,435
7  TOTAL OF COMMON AND COMMON EQUIVALENT
    SHARES                                   56,141,802         56,060,986
8  NET INCOME FOR THE PERIOD                $51,583,752        $51,583,752
9  EARNINGS PER SHARE                             $0.92              $0.92
10 REPORTED EARNINGS PER SHARE                              NOT APPLICABLE